Exhibit 10.23

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into effective as of January 1, 2014 (the “Effective Date”), by and between LiqTech International, Inc., a Nevada corporation (the “Company”) and Aldo Petersen, an individual and Chairman of the Board of the Company (“Mr. Petersen”).

WHEREAS, as of December 31, 2013, Mr. Petersen has provided services as Chairman of the Board of the Company, investor relations services to the Company and other services in connection with the Company’s capital raise (the “Past Services”); and

WHEREAS, the Company has compensated Mr. Petersen for the Past Services and desires to continue to engage Mr. Petersen to perform on-going services to the Company, and Mr. Petersen desires to be engaged to perform such services, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the Services (as defined below) and the mutual promises, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Mr. Petersen do hereby agree as follows:

1.     Recitals. The foregoing recitals are true and correct and are incorporated herein as if repeated at length.

2.     Services. Mr. Petersen hereby agrees to provide on-going services to the Company which shall include, without limitation, participation at Company road shows, general investor relations services, general work as Chairman of the Board of the Company and other services which are mutually agreeable by both parties on an ad hoc basis (collectively, the “Services”) in consideration for annaul payments equal to DKK1,235,000, payable by the Company to Mr. Petersen as follows:

a.) DKK205,833.34 on February 28, 2014, representing payment for the Services for the months      of January and February, 2014; and

b.)DKK102,916.67 on the final business day of each month beginning on March 31, 2014 through      the end of the term of this Agreement (i.e. December 31, 2014).

The parties further agree and acknowledge that except for the above-mentioned amounts in this Section 2, no amounts, bonus amounts or otherwise,     shall be due and payable by the Company to Mr. Petersen in connection with the Services.

3.     Other Items. The Company, at its sole cost and expense, shall provide Mr. Peterson with a laptop computer and a mobile telephone, including communication costs (the “Items”). The Items shall be utilized by Mr. Peterson in furtherance of Mr. Peterson’s duties and obligations under this Agreement. Notwithstanding the foregoing, the Company shall have full discretion in selecting the Items and determining the most cost and tax efficient manner in which to provide the Items.

4.     Term. This Agreement will commence on the Effective Date and shall continue for an initial period of one (1) year. Thereafter, this Agreement shall be renewed automatically for subsequent one (1) year terms unless otherwise agreed to in writing by both parties or unless otherwise terminated in accordance with this Agreement. The Company may terminate this Agreement at any time by providing twelve (12) months prior written notice of termination to Mr. Petersen, effective as of the date of delivery of said notice.

5.     Amendments; Entire Agreement. This Agreement may not be amended or modified except by a writing executed by the parties hereto. This Agreement contains the entire understanding of the parties hereto and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates.

6.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.     Notices. All notices and other communications required or permitted by this Agreement to be delivered by the Company or Mr. Petersen to the other party shall be delivered in writing, either personally or by registered, certified or express mail, return receipt requested, postage prepaid, respectively, to the headquarters of the Company, or to the address of record of the Mr. Petersen on file at the Company.

8.     Successors and Assigns. This Agreement is personal to Mr. Petersen and shall not be assignable by Mr. Petersen. The Company may assign its rights hereunder to: (a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party, or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time.

9.     Severability: Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, then such provision shall be enforced to the maximum extent permissible and lawful so as to effect the intent of this Agreement, and the validity, legality and enforceability of the other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

10.    Definitions, Headings, and Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

11.    Governing Law. This Agreement and the parties' performance hereunder shall be governed by and interpreted under the laws of the State of Nevada without reference to conflict of law principals thereof.

12.    Construction and Interpretation. This Agreement has been discussed and negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to it having been drafted by any party hereto or its counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

LIQTECH INTERNATIONAL, INC.	MR. PETERSEN

By: /s/ Mark Vernon	By: /s/ Aldo Petersen
Name: Mark Vernon	ALDO PETERSEN
Title: Director